SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of
           the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant [X]

      Filed by a Party other than the Registrant [ ]

      Check the appropriate box:
      [ ]   Preliminary Proxy Statement
      [ ]   Confidential, for Use of the Commission Only
            (as permitted by Rule 14a-6(e)(2))
      [X]   Definitive Proxy Statement
      [ ]   Definitive Additional Materials
      [ ]   Soliciting Material Pursuant to  240.14a-12

                   First Cash Financial Services, Inc.
             -----------------------------------------------
            (Name of Registrant as Specified in its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

      [X]  No fee required.

      [ ]  Fee computed on table below per Exchange Act Rules 14a-
           6(i)(1) and 0-11.

        1) Title of each class of securities to which transaction applies:
           ________________________________________________________________
        2) Aggregate number of securities to which transaction applies:
           ________________________________________________________________
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
           ________________________________________________________________
        4) Proposed maximum aggregate value of transaction:
           ________________________________________________________________
        5) Total fee paid:
           ________________________________________________________________

      [ ]  Fee paid previously with preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:  ________________________________________
        2) Form, Schedule or Registration Statement No.: ___________________
        3) Filing Party: ___________________________________________________
        4) Date Filed: _____________________________________________________

 Dear Stockholder:

      We cordially invite you to attend our 2000 Annual Meeting, which will be held on Wednesday, June 27, 2001, at 10:00 a.m. at the First Cash Financial Services, Inc. corporate offices located at 690 East Lamar Boulevard, Suite 400, Arlington, Texas, 76011. At this meeting you will be asked to act upon the proposals as contained herein.

      Your Board of Directors recommends that you vote in favor of each of these proposals. You should read with care the attached Proxy Statement, which contains detailed information about these proposals.

      Your vote is important, and accordingly, we urge you to complete, sign, date and return your Proxy card promptly in the enclosed postage-paid envelope. The fact that you have returned your Proxy in advance will in no way affect your right to vote in person should you attend the meeting. However, by signing and returning the Proxy, you have assured representation of your shares.

      We hope that you will be able to join us on June 27.

                               Very truly yours,


                               /s/ Rick Powell
                               -------------------------
                               Rick Powell
                               Chairman of the Board and
                               Chief Executive Officer

                     First Cash Financial Services, Inc.
                     690 East Lamar Boulevard, Suite 400
                            Arlington, Texas 76011

                               _______________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held June 27, 2001
                               _______________

      Notice is hereby given that the Annual Meeting of Stockholders of First Cash Financial Services, Inc. (the "Company") will be held at the First Cash Financial Services, Inc. corporate offices located at 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011 at 10:00 a.m., Dallas/Fort Worth time, on Wednesday, June 27, 2001, for the following purposes:

      1. To elect one Director;

      2. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 2001;

      3. To transact such other business as may properly come before the meeting.

      Common stockholders of record at the close of business on May 28, 2001 will be entitled to notice of and to vote at the meeting.

                               By Order of the Board of Directors,

                               /s/ Rick L. Wessel
                               ----------------------------------
 Arlington, Texas              Rick L. Wessel
 June 4, 2001                  President, Chief Financial Officer,
                               Secretary and Treasurer

                     First Cash Financial Services, Inc.
                     690 East Lamar Boulevard, Suite 400
                            Arlington, Texas 76011
                               _______________

                               PROXY STATEMENT
                        Annual Meeting of Stockholders
                               _______________

      This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of First Cash Financial Services, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at the First Cash Financial Services, Inc. corporate offices located at 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011 at 10:00 a.m., on Wednesday, June 27, 2001, and at any adjournments thereof for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about June 4, 2001.

      The close of business on May 28, 2001 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 8,666,687 shares of the Company's common stock, par value $.01 per share ("Common Stock"), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Each share of Common Stock is entitled to one vote on all questions requiring a stockholder vote at the Annual Meeting. A plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the approval of Item 1 as set forth in the accompanying Notice. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Item 2 as set forth in the accompanying Notice. Stockholders may not cumulate their votes in the election of directors. Abstentions are treated as votes against a proposal and broker non-votes have no effect on the vote.

      All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted (i) TO ELECT ONE DIRECTOR; (ii) TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2001; AND (iii) TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy,
 (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting.

                                ANNUAL REPORT

      The Annual Report to Stockholders, covering the fiscal year of the Company, dated December 31, 2000, including audited financial statements, is enclosed herewith. The Annual Report to Stockholders does not form any part of the material for solicitation of proxies.

      The Company will provide, without charge, a copy of its Annual Report on Form 10-K upon written request to Rick L. Wessel, the President, Chief Financial Officer, Secretary and Treasurer at 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011. The Company will provide exhibits to its Annual Report on Form 10-K, upon payment of the reasonable expenses incurred by the Company in furnishing such exhibits.


                                    ITEM 1

                            TO ELECT ONE DIRECTOR

      The Bylaws of the Company provide that the Board of Directors will determine the number of directors, but shall consist of at least one director and no more than 15 directors. The stockholders of the Company elect the directors. At each annual meeting of stockholders of the Company successors of the class of directors whose term expires at the annual meeting will be elected for a three-year term. Any director elected to fill a vacancy or newly created directorship resulting from an increase in the authorized number of directors shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board howsoever resulting may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected. The stockholders will elect one director for the coming year; such nominee does not presently serve as a director of the Company and will be appointed for terms of three years.

      Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominee listed herein. Although the Board of Directors of the Company does not contemplate that the nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the person named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors.

      The Board  of  Directors of  the  Company consists  of  four  directors divided into three classes. At each annual meeting of stockholders, one class is elected to hold office for a term of three years. Directors serving until the earlier of (i) resignation or (ii) expiration of their terms at the annual meeting of stockholders in the years indicated are as follows: 2001 - Mr. Powell; and 2002 - Messrs. Wessel, Burke and Love. All officers serve at the discretion of the Board of Directors. No family relationships exist between any director and executive officer. The Director standing for election at the 2000 annual meeting is as follows:

      Tara Schuchmann, age 43, is the founder and managing general partner of Tara Capital Management LP, an investment management and advisory firm. Ms. Schuchmann has 20 years experience in the financial services industry. Ms. Schuchmann holds an MBA from the Harvard University Graduate School of Business Administration.

 Director Not Standing For Election

      Phillip E. Powell, has served as director since March 1990, served as president from March 1990 until May 1992, and has served as chief executive officer since May 1992. Mr. Powell has been engaged in the financial services business for over 25 years.

      Rick L. Wessel has been associated with the Company since February 1992, has served as chief financial officer, secretary and treasurer of the Company since May 1992, has served as president since May 1998, and has served as a director since November 1992. Prior to February 1992, Mr. Wessel was employed by Price Waterhouse LLP for approximately nine years. Mr. Wessel is a certified public accountant licensed in Texas.

      Richard T. Burke, age 57, has served as a director of the Company since December 1993. Mr. Burke is the founder and former chief executive officer and chairman of United HealthCare Corporation. Mr. Burke remains a director of United HealthCare Corporation, a company engaged in the managed health care industry, and a number of other private, nonprofit and charitable boards. From 1977 to 1987, Mr. Burke also served as chief executive officer of Physicians Health Plan of Minnesota (now MEDICA), the largest client of United HealthCare Corporation. The securities of United HealthCare Corporation are registered pursuant to the Exchange Act. Mr. Burke is owner and chief executive officer of the Phoenix Coyotes, a professional sports franchise of the National Hockey League.

      Joe R. Love, age 62, has served as a director of the Company since December 1991. Mr. Love has served as chairman of CCDC, Inc., a real estate development firm, since October 1976. Since July 1989, Mr. Love has served on the board of directors of Phymed, Inc., a public company operating radiology centers. Mr. Love has served as a director of Atomic Burrito, Inc., a public company involved in the entertainment industry, since October 1996.

 Board of Directors, Committees and Meetings

      The Board of Directors held three meetings during the year ending December 31, 2000. Each director attended 100% of the Board meetings during the year ending December 31, 2000. The Audit and Compensation Committees consist of Richard T. Burke and Joe R. Love. The Audit Committee held two meetings during the year ending December 31, 2000 and the Compensation Committee held two meetings during the year ending December 31, 2000.

      Audit Committee. The Audit Committee is responsible for making recommendations to the Board of Directors concerning the selection and engagement of the Company's independent auditors and reviews the scope of the annual audit, audit fees, and results of the audit. The Audit Committee also reviews and discusses with management and the Board of Directors such matters as accounting policies, internal accounting controls, procedures for preparation of financial statements, scope of the audit, the audit plan and the independence of such accountants.

      Compensation Committee. The Compensation Committee approves the standards for salary ranges for executive, managerial and technical personnel of the Company and establishes, subject to existing employment contracts, the specific compensation and bonus plan of all corporate officers. In addition, the Compensation Committee oversees the Company's stock option plans.

      The Company has no nominating committee or any committee serving a similar function.

 Directors' Fees

      For the year ending December 31, 2000, the outside directors received no compensation for attending meetings of the Board of Directors or any committee thereof. The directors are reimbursed for their reasonable expenses incurred for each Board and committee meeting attended. See "Compensation - Stock Options and Warrants" for a discussion of options and warrants issued to directors.

 Section 16(a) Beneficial Ownership Reporting Compliance

      Based solely on the reports furnished pursuant to Section 16a-3(e) of the Exchange Act, all reports as required under Section 16(a) of the Exchange Act were filed on a timely basis during the year ending December 31, 2000.

 Board Committees; Compensation Committee Interlocks and Insider
 Participation

      The Board of Directors has two standing committees. The Compensation Committee reviews compensation paid to management and recommends to the Board of Directors appropriate executive compensation. The Audit Committee reviews internal controls, recommends to the Board of Directors engagement of the Company's independent certified public accountants, reviews with such accountants the plan for and results of their examination of the consolidated financial statements, and determines the independence of such accountants. Messrs. Burke and Love serve as members of each of these committees.

      THE BOARD HAS NOMINATED THE ABOVE-REFERENCED DIRECTOR FOR ELECTION BY THE STOCKHOLDERS AND RECOMMENDS A VOTE FOR SUCH ELECTION. THE ELECTION OF THIS DIRECTOR REQUIRES A PLURALITY OF THE VOTES OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE ON THE ELECTION OF DIRECTORS.


                                    ITEM 2

 RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE
                COMPANY FOR THE YEAR ENDING DECEMBER 31, 2001

      The Board of Directors and the Audit Committee of the Board have approved engagement of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2001 consolidated financial statements. The Board of Directors wishes to obtain from the stockholders a ratification of the Board's action in appointing Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 2001. Both the Audit Committee of the Board of Directors and the Board itself has approved the engagement of Deloitte & Touche LLP for audit services.

 Audit Fees

      The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal year were $91,500.

 Financial Information Systems Design and Implementation Fees

      Deloitte  rendered  no  professional   services  to  the  Company   for
 information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

 All Other Fees

      The aggregate fees billed by Deloitte for other professional services, primarily tax and accounting related consultations, rendered to the Company, other than the services described above, for the fiscal year ended December 31, 2000 were $30,500. The Company's Audit Committee has considered whether the provision of the services described in the preceding sentence is compatible with maintaining the principal accountant's independence.

      In the event the stockholders do not ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2001, the adverse vote will be considered as a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the year ending December 31, 2001, it is contemplated that the appointment for the year ending December 31, 2001 will be permitted to stand unless the Board finds other good reason for making a change.

      Representatives of Deloitte & Touche LLP are expected to be present at the meeting, with the opportunity to make a statement if desired to do so. Such representatives are also expected to be available to respond to appropriate questions.

      THE BOARD HAS RECOMMENDED THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS. SUCH RATIFICATION REQUIRES THE AFFIRMATIVE VOTE OF THE MAJORITY OF OUTSTANDING SHARES OF COMMON STOCK PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING.

                              EXECUTIVE OFFICERS

 The following table lists the executive officers of the Company as of the date hereof and the capacities in which they serve.

            Name               Age     Position
            -----------------  ---     ----------------------------------
            Phillip E. Powell   50     Chairman of the Board and
                                         Chief Executive Officer
            Rick L. Wessel      42     President, Chief Financial Officer,
                                         Secretary, Treasurer and Director
            J. Alan Barron      40     President - Pawn Operations
            Blake A. Miraglia   33     President - Check Cashing Operations

      J. Alan Barron joined the Company in January 1994 as its chief operating officer. Mr. Barron served as the chief operating officer from January 1994 to May 1998 and has served as the president - pawn operations since May 1998. Prior to joining the Company, Mr. Barron spent two years as chief financial officer for a nine-store privately held pawnshop chain. Prior to his employment as chief financial officer of this privately held pawnshop chain, Mr. Barron spent five years in the Fort Worth office of Price Waterhouse LLP.

      Blake A. Miraglia joined the Company in June 1998 as the president of check cashing operations. Prior to joining the Company, Mr. Miraglia was the president of Miraglia, Inc. from 1992 to May 1998. The Company acquired Miraglia, Inc. in June 1998.

     Biographical information with respect to Messrs. Powell and Wessel was previously provided under Item 1.

                               STOCK OWNERSHIP

      The table below sets forth information to the best of the Company's knowledge with respect to the total number of shares of the Company's Common Stock beneficially owned by each person known to the Company to beneficially own more than 5% of its Common Stock, each director, each named executive officer, and the total number of shares of the Company's Common Stock beneficially owned by all directors and officers as a group, as reported by each such person, as of May 28, 2001. On that date, there were 8,666,687 shares of voting Common Stock issued and outstanding.

                                                  Shares Beneficially
             Officers, Directors                        Owned (2)
           and 5% Stockholders (1)             Number              Percent
          -------------------------------    ---------              -----
          Richard T. Burke (3)               1,553,000              17.61%
          Phillip E. Powell (4)              1,180,855              12.43
          Wasatch Advisors, Inc.             1,072,435              12.37
          Dimensional Fund Advisors, Inc.      595,800               6.87
          Rick L. Wessel (5)                   543,323               6.08
          First Wilshire Securities
            Management, Inc.                   471,000               5.43
          Joe R. Love (6)                      381,500               4.24
          J. Alan Barron (7)                   294,453               3.35
          Blake A. Miraglia (8)                274,944               3.15
          Tara Schuchmann (9)                   65,100               0.75
          All officers and directors
            as a group (7 persons)           4,293,175              41.06

 (1) The addresses of the persons shown in the table above who are directors or 5% stockholders are as follows: (i) Wasatch Advisors, Inc., 68 South Main, Salt Lake City, UT 84101; (ii) Dimensional Fund Advisors, Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401-1038; (iii) First Wilshire Securities Management, Inc., 600 South Lake Street, Suite 100, Pasadena, CA 91106-3955; and (iv) all other persons and/or entities listed, 690 East Lamar Boulevard, Suite 400, Arlington, Texas 76011.

 (2) Unless otherwise noted, each person has sole voting and investment power over the shares listed opposite his name, subject to community property laws where applicable. Beneficial ownership includes both outstanding shares of Common Stock and shares of Common Stock such person has the right to acquire within 60 days of May 28, 2001, upon exercise of outstanding warrants and options.

 (3) Includes a warrant to purchase 100,000 shares at a price of $8.00 per share to expire in February 2003 and a stock option to purchase 50,000 shares at a price of $2.00 per share to expire in December 2010. Excludes 10,000 shares of Common Stock owned by Mr. Burke's wife, which Mr. Burke disclaims beneficial ownership.

 (4) Includes a warrant to purchase 60,000 shares at a price of $8.00 per share to expire in February 2003, a warrant to purchase 225,000 shares at a price of $4.625 per share to expire in January 2011, a stock option to purchase 125,000 shares at a price of $10.00 per share to expire in April 2009, a stock option to purchase 200,000 shares at a price of $2.00 per share to expire in December 2010, a stock option to purchase 125,000 shares at a price of $4.00 per share to expire in February 2011, and a stock option to purchase 100,000 shares at a price of $4.625 per share to expire in January 2011.

 (5) Includes a warrant to purchase 50,000 shares at a price of $8.00 per share to expire in February 2003, a stock option to purchase 50,000 shares at a price of $10.00 per share to expire in April 2009, a stock option to purchase 100,000 shares at a price of $2.00 per share to expire in December 2010, and a stock option to purchase 65,000 shares at a price of $4.00 per share to expire in February 2011.

 (6) Includes a warrant to purchase 100,000 shares at a price of $8.00 per share to expire in February 2003, a warrant to purchase 125,000 shares at a price of $4.625 per share to expire in January 2011, a stock option to purchase 25,000 shares at a price of $10.00 per share to expire in April 2009, a stock option to purchase 50,000 shares at a price of $2.00 per share to expire in December 2010, a stock option to purchase 25,000 shares at a price of $4.00 per share to expire in February 2011, and 56,500 shares of common stock all of which are beneficially owned by an affiliate of Mr. Love.

 (7) Includes a warrant to purchase 40,000 shares at a price of $8.00 per share to expire in February 2003, a stock option to purchase 25,000 shares at a price of $10.00 per share to expire in April 2009, a stock option to purchase 25,000 shares at a price of $2.00 per share to expire in December 2010, and a stock option to purchase 25,000 shares at a price of $4.00 per share to expire in February 2011.

 (8) Includes a stock option to purchase 25,000 shares at a price of $10.00 per share to expire in April 2009, a stock option to purchase 25,000 shares at a price of $2.00 per share to expire in December 2010, and a stock option to purchase 25,000 shares at a price of $4.00 per share to expire in February 2011.

 (9) Includes a stock option to purchase 25,000 shares at a price of $2.00 per share to expire in December 2010 and 40,100 shares of common stock all of which are beneficially owned by an affiliate of Ms. Schuchmann.

                                 COMPENSATION

 Executive Compensation

      The following table sets forth compensation with respect to the chief executive officer and other executive officers of the Company who received total annual salary and bonus for the year ended December 31, 2000 in excess of $100,000. Also included in the following table is compensation for the year ended December 31, 1999, five-month period ended December 31, 1998 and the year ended July 31, 1998:

                                       Summary Compensation Table
                                       --------------------------
                                                                  Long-Term
                                 Annual compensation          Compensation - Awards
                                 -------------------          ---------------------
                                                                  Securities
 Name and Principal                                               Underlying            All Other
      Position              Period        Salary      Bonus   Options/Warrants (1)  Compensation (2)
      --------              ------       --------    -------  --------------------  ----------------
 Phillip E. Powell         Dec. 2000    $ 314,340   $ 60,000        200,000                 -
    Chairman of the        Dec. 1999      300,000          -        125,000                 -
    Board and Chief        Dec. 1998      114,483          -        100,000                 -
    Executive Officer      July 1998      235,000     75,000         60,000                 -

 Rick L. Wessel
    President,             Dec. 2000    $ 223,750   $ 30,000        100,000                 -
    Chief Financial        Dec. 1999      173,750          -         50,000                 -
    Officer, Secretary     Dec. 1998       66,667          -         40,000                 -
    and Treasurer          July 1998      135,000     50,000         50,000                 -

 J. Alan Barron            Dec. 2000    $ 191,250   $      -         25,000                 -
    President - Pawn       Dec. 1999      158,750          -         25,000                 -
    Operations             Dec. 1998       62,500          -         25,000                 -
                           July 1998      130,000     40,000         40,000                 -

 Blake A. Miraglia         Dec. 2000    $ 185,000   $      -         25,000                 -
    President - Check      Dec. 1999      158,750          -         25,000                 -
    Cashing Operations     Dec. 1998       62,500          -         25,000                 -
                           July 1998       21,700          -              -                 -

 (1) See "- Employment Agreements" and "- Stock Options and Warrants" for a discussion of the terms of long-term compensation awards.

 (2) The aggregate amount of other compensation is less than 10% of such executive officer's annual compensation.

 Employment Agreements

      Mr. Powell has entered into an employment agreement with the Company through December 31, 2005 to serve as the Chief Executive Officer of the Company; at the discretion of the Board this agreement may be extended for additional successive periods of one year each on each January 1 anniversary beginning January 1, 2002. The agreement provides for: (i) a base salary of $375,000 with annual increases at the discretion of the Compensation
 Committee; (ii) an annual bonus at the discretion of the Compensation Committee; (iii) certain stock incentives at the discretion of the Compensation Committee; (iv) certain fringe benefits including club membership, car, vacation, a term life insurance policy with a beneficiary designated by Mr. Powell in the amount of $4 million dollars; (v) 7% loans to exercise certain stock options to purchase common stock of the Company and tax loans to pay the taxes which result from such exercises; (vi) a lump-sum severance payment of $1.875 million, which shall be reduced 20% each year this agreement is extended pursuant to the above annual extensions; and (vii) reimbursement of business related expenses. In the event that Mr. Powell's employment is terminated other than his voluntary termination or termination for good cause, the Company shall cancel his obligations pursuant to a promissory note dated December 31, 2000 in the principal amount of $2 million and any additional loans or advances and shall return all property securing such loans to Mr. Powell or his designated beneficiary. In addition, Mr. Powell has agreed not to compete with the Company, not to solicite employees of the Company, and not to solicite customers of the Company for a period of two years following his termination.

      Mr. Wessel has entered into an employment agreement with the Company through December 31, 2005 to serve as the President and Chief Financial Officer of the Company; at the discretion of the Board this agreement may be extended for additional successive periods of one year each on each January 1 anniversary beginning January 1, 2002. The agreement provides for: (i) a base salary of $250,000 with annual increases at the discretion of the
 Compensation Committee; (ii) an annual bonus at the discretion of the Compensation Committee; (iii) certain stock incentives at the discretion of the Compensation Committee; (iv) certain fringe benefits including club membership, car, vacation, a term life insurance policy with a beneficiary designated by Mr. Wessel in the amount of $2 million dollars; (v) 7% loans to exercise certain stock options to purchase common stock of the Company and tax loans to pay the taxes which result from such exercises; and (vi) reimbursement of business related expenses. In the event that Mr. Wessel's employment is terminated other than his voluntary termination or termination for good cause, the Company shall cancel his obligations pursuant to a promissory note dated December 31, 2000 in the principal amount of $1.53 million and any additional loans or advances and shall return all property securing such loans to Mr. Wessel or his designated beneficiary. In addition, Mr. Wessel has agreed not to compete with the Company, not to solicite employees of the Company, and not to solicit customers of the Company for a period of two years following his termination.

 Stock Options and Warrants


      The following table shows stock option and warrant grants made to named executive officers during the year ended December 31, 2000:

      Individual Grants of Stock Option and Warrant Grants Made During the Year Ended December 31, 2000
      -------------------------------------------------------------------------------------------------
                                                                                              Potential Realizable
                              Percentage               Percentage                                  Value at
                               of Total                 of Total                                 Assumed Annual
                               Options                  Warrants                                 Rates of Stock
                    Option s  Granted to    Warrants   Granted to    Exercise                  Price Appreciation
                    Granted  Employees in   Granted   Employees in     Price     Expiration      for Option and
       Name         (Shares) Each Period    (Shares)  Each Period   (Per Share)     Date        Warrant Terms (1)
 -----------------  -------  -----------    --------  -----------   ----------- -------------  --------  --------
                                                                                                  5%       10%
                                                                                                 ----     ----
 Phillip E. Powell  200,000     42.1%          -           -          $2.00     December 2010  $252,000  $638,000
 Rick L. Wessel     100,000     21.0           -           -           2.00     December 2010   126,000   319,000
 J. Alan Barron      25,000      5.3           -           -           2.00     December 2010    31,500    79,750
 Blake Miraglia      25,000      5.3           -           -           2.00     December 2010    31,500    79,750


 (1)   The actual value, if any, will depend upon the excess of the stock price over the exercise price on the date of exercise, so that there is no assurance the value realized will be at or near the present value.

                         December 31, 2000 Stock Option and Warrant Values
                         -------------------------------------------------
                                         Number of Unexercised     Value of Unexercised
                                      Stock Options and Warrants          In-The-Money
                     Shares              at December 31, 2000     Stock Options and Warrants
                 Acquired on   Value          (Shares)                 December 31, 2000 (l)
      Name         Exercise  Realized  Exercisable Unexercisable   Exercisable  Unexercisable
      ----         --------  --------  ----------- -------------   -----------  -------------

 Phillip E. Powell     -         -      810,000 (2)     -          $  50,000          -
 Rick L. Wessel        -         -      240,000 (3)     -             25,000          -
 J. Alan Barron        -         -      115,000 (4)     -              6,000          -
 Blake Miraglia        -         -       75,000 (5)     -              6,000          -

 (1) Computed based upon the differences between aggregate fair market value and aggregate exercise price.

 (2) Includes warrants to purchase 385,000 shares at prices ranging from $4.625 to $12.00 per share and options to purchase 425,000 shares at prices ranging from $2.00 to $10.00 per share.

 (3) Includes warrants to purchase 90,000 shares at prices ranging from $8.00 to $12.00 per share and options to purchase 150,000 shares at prices ranging from $2.00 to $10.00 per share.

 (4) Includes warrants to purchase 65,000 shares at prices ranging from $8.00 to $12.00 per share and options to purchase 50,000 shares at prices ranging from $2.00 to $10.00 per share.

 (5) Includes warrants to purchase 25,000 shares at $12.00 per share and options to purchase 50,000 shares at prices ranging from $2.00 to $10.00 per share.

      Warrants held by other directors: On May 28, 2001, other directors held warrants to purchase 325,000 shares at prices ranging from $4.625 to $12.00 per share, expiring between February 2003 and January 2011 and options to purchase 175,000 shares at prices ranging from $2.00 to $10.00 per share, expiring between April 2009 and February 2011.

      Warrants and options held by other employees and third parties: On May 28, 2001, other employees and third parties own warrants and options to purchase an aggregate of 576,750 shares at prices ranging from $4.00 to $12.00 per share, expiring between February 2003 and August 2011.

      The Company has not established, nor does it provide for, long-term incentive plans or defined benefit or actuarial plans. The Company does not grant any stock appreciation rights.

 Certain Transactions

      In June 1998, in conjunction with the purchase of Miraglia, Inc., the Company entered into lease agreements for one of its check cashing locations, as well as for certain office space located in Concorde, California. These properties were partially owned by Mr. Blake Miraglia, president of check cashing operations. Total lease payments made pursuant to these leases were $239,000 and $130,000 during the years ended December 31, 1999 and 2000, respectively, which approximated market rates. In addition, the Company has an outstanding, unsecured note payable due July 5, 2003, bearing interest at 7%, to Mr. Miraglia, which amounted to $1,281,000 as of December 31, 2000 including accrued interest.

      During the year ended December 31, 2000, Mr. Joe R. Love was issued a option to purchase 50,000 shares of common stock at an exercise price of $2.00 per share expiring in December 2010, Mr. Richard T. Burke was issued a option to purchase 50,000 shares of common stock at an exercise price of $2.00 per share expiring in December 2010, and Ms. Tara Schuchmann was issued a option to purchase 25,000 shares of common stock at an exercise price of $2.00 per share expiring in December 2010.

      At December 31, 2000 and 1999, the Company had notes receivable outstanding from certain of its officers totaling $5,826,000 and $2,592,000, respectively. These notes are secured by a total of 784,000 shares of common stock of the Company owned by these individuals, term life insurance policies, and bear interest at 7%. These notes are due upon the sale of the underlying shares of common stock.

      In April 1991, the Company adopted a policy prohibiting transactions with its officers, directors or affiliates, unless approved by a majority of the disinterested directors and on terms no less favorable to the Company than could be obtained from an independent third party. The Company believes that all prior related party transactions were on terms as favorable as could be obtained from independent third parties.

 Report of the Audit Committee

      The Audit Committee is composed of two directors who are independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The committee reviews the Company's financial reporting process on behalf of the Board of Directors and is responsible for ensuring the integrity of the financial information reported by the Company. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

      In this context, the committee has met and held discussions with management and Deloitte & Touche LLP ("Deloitte"), the Company's independent public accountants. Management represented to the committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and Deloitte. The committee discussed with Deloitte the matters required to be discussed by Statement of Auditing Standard No. 61, under which Deloitte must provide us with additional information regarding the scope and results of its audit of the Company's financial statements.

      In addition, the committee has discussed with Deloitte its independence from the Company and its management, including matters in the written disclosures required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees).

      The committee discussed with the Company's independent public accountants the overall scope and plans for their respective audits. The committee meets with Deloitte, with and without management present, to discuss the results of its examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

      In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

 The Audit Committee:  Richard T. Burke and Joe R. Love

 Report of the Compensation Committee

 Overview

      The Compensation Committee of the Board of Directors supervises the Company's executive compensation. The Company seeks to provide executive compensation that will support the achievement of the Company's financial goals while attracting and retaining talented executives and rewarding superior performance. In performing this function, the Compensation Committee reviews executive compensation surveys and other available information and may from time to time consult with independent compensation consultants.

      The Company seeks to provide an overall level of compensation to the Company's executives that are competitive within the pawnshop industry and other companies of comparable size and complexity. Compensation in any particular case may vary from any industry average on the basis of annual and long-term Company performance as well as individual performance. The Compensation Committee will exercise its discretion to set compensation where in its judgment external, internal or individual circumstances warrant it. In general, the Company compensates its executive officers through a combination of base salary, annual incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of stock options and warrants.

 Base Salary

      Base salary levels for the Company's executive officers are set generally to be competitive in relation to the salary levels of executive officers in other companies within the pawn shop industry or other companies of comparable size, taking into consideration the position's complexity, responsibility and need for special expertise. In reviewing salaries in individual cases the Compensation Committee also takes into account individual experience and performance.

 Annual Incentive Compensation

      The Compensation Committee has historically structured employment arrangements with incentive compensation. Payment of bonuses has generally depended upon the Company's achievement of pre-tax income targets established at the beginning of each fiscal year or other significant corporate objectives. Individual performance is also considered in determining bonuses.

 Long-Term Incentive Compensation

      The Company provides long-term incentive compensation through its stock option plan and the issuance of warrants, which is described elsewhere in this proxy statement. The number of shares covered by any grant is generally determined by the then current stock price, subject in certain circumstances, to vesting requirements. In special cases, however, grants may be made to reflect increased responsibilities or reward extraordinary performance.

 Chief Executive Officer Compensation

      Mr. Powell was elected to the position of chief executive officer in May 1992. Mr. Powell's salary was increased from $275,000 to $375,000 on October 1, 2000. Mr. Powell received a bonus in the amount of $60,000 during the year ended December 31, 2000. Mr. Powell received common stock option grants based upon the overall performance of the Company during the year ended December 31, 2000.

      The overall goal of the Compensation Committee is to insure that compensation policies are established that are consistent with the Company's strategic business objectives and that provide incentives for the attainment of those objectives. This is affected in the context of a compensation program that includes base pay, annual incentive compensation and stock ownership.

 The Compensation Committee:  Richard T. Burke and Joe R. Love

 Stock Price Performance Graph

      The Stock Price Performance Graph set forth below compares the cumulative total stockholder return on the Common Stock of the Company for the period from July 31, 1995 through December 31, 2000, with the cumulative total return on the Nasdaq Composite Index and a peer group index over the same period (assuming the investment of $100 in the Company's Common Stock, the Nasdaq Composite Index and the peer group). The peer group selected by the Company includes the Company, Cash America International, Inc., EZCORP, Inc., and ACE Cash Express, Inc.


                      [ PERFORMANCE GRAPH APPEARS HERE ]

                         FIRST CASH
                  FINANCIAL SERVICES, INC.    PEER GROUP     NASDAQ COMPOSITE
                  ------------------------    ----------     ----------------
 July 31, 1995             100.00               100.00             100.00
 July 31, 1996             135.71               114.16             108.96
 July 31, 1997             171.43               175.07             160.78
 July 31, 1998             389.29               271.06             189.23
 December 31, 1998         408.94               271.60             224.51
 December 31, 1999         235.71               212.30             417.23
 December 31, 2000          64.29                97.73             251.04


                                OTHER MATTERS

      Management is not aware of any other matters to be presented for action at the meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter.

                             COST OF SOLICITATION

      The Company will bear the costs of the solicitation of proxies from its stockholders. In addition to the use of mail, directors, officers and regular employees of the Company in person or may solicit proxies by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Arrangements are also being made with brokerage houses and any other custodians, nominees and fiduciaries of the forwarding of solicitation material to the beneficial owners of the Company, and the Company will reimburse the brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

                            STOCKHOLDER PROPOSALS

       Proposals by stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting no later than February 4, 2002. Moreover, with respect to any proposal by a shareholder not seeking to have the proposal included in the proxy statement but seeking to have the proposal considered at the 2001 Annual Meeting of Stockholders, such stockholder must provide written notice of such proposal to the Secretary of the Company at the principal executive offices of the Company by April 19, 2002. In addition, stockholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission then in effect and the procedural requirements of the Company's Bylaws.


                               By Order of the Board of Directors,


                               /s/ Rick L. Wessel
                               --------------------------------
 Arlington, Texas              Rick L. Wessel
 June 4, 2001                  President, Chief Financial
                               Officer, Secretary and Treasurer

                                                                   Appendix A

                           Audit Committee Charter

       This Audit Committee Charter (the "Charter") has been adopted by the Board of Directors (the "Board") of First Cash Financial Services, Inc. (the "Company"). The Audit Committee of the Board (the "Committee") shall review and reassess this charter annually and recommend any proposed changes to the Board of approval.

 Role and Independence: Organization

       The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. It may also have such other duties as may from time to time be assigned to it by the board. The membership of the Committee shall consist of at least three directors, who are each free of any relationship that, in the opinion of the Board, may interfere with such member's individual exercise of independent judgment. Each Committee member shall also meet the independence and financial literacy requirements for serving on audit committees, and at least one member shall have an accounting or related financial management expertise, all as set forth in the applicable rules of the New York Stock Exchange. The Committee shall maintain free and open communication with the independent auditors, the internal auditors and Company management. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company's accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel. The Committee may retain outside counsel, auditors or other advisors.

       One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with the Chief Executive Officer, Chief Financial Officer, the lead independent audit partner and the director of internal audit.

       The Committee shall meet at least four times a year, or more frequently as the Committee considers necessary. At least once each year the Committee shall have separate private meetings with the independent auditors, management and the internal auditors.

 Responsibilities

       Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

   * Recommending to the Board the independent auditors to be retained (or nominated for shareholder approval) to audit the financial statements of the Company. Such auditors are ultimately accountable to the Board and the Committee, as representatives of the shareholders.
   * Evaluating, together with the Board and management, the performance of the independent auditors and, where appropriate, replacing such auditors.
   * Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number
      1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any relationships that may impact the objectivity and independence of the auditors and shall take, or recommend that the Board take, appropriate actions to oversee and satisfy itself as to the auditors' independence.
   * Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the quality of the Company's accounting principles as applied in its financial reporting, including a review of particularly sensitive accounting estimates, reserves and accruals, judgmental areas, audit adjustments (whether or not recorded), and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.
   * Issuing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.
   * Overseeing the relationship with the independent auditors, including discussing with the auditors the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditors full access to the Committee (and the Board) to report on any and all appropriate matters.
   * Discussing with a representative of management and the independent auditors: (1) the interim financial information contained in the Company's Quarterly Report on Form 10-Q prior to its filing, (2) the earnings announcement prior to its release (if practicable), and (3) the results of the review of such information by the independent auditors. (These discussions may be held with the Committee as a whole or the Committee chair in person or by telephone.)
   *  Overseeing  internal  audit   activities,  including  discussing   with
      management and the internal auditors the internal audit function's organization, objectivity, responsibilities, plans, results, budget and staffing.
   * Discussing with management, the internal auditors and the independent auditors the quality and adequacy of and compliance with the Company's internal controls.
   * Discussing with management and/or the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

       The Committee's job is one of oversight. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly, the Committee's oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

 REVOCABLE PROXY

                     FIRST CASH FINANCIAL SERVICES, INC.
                        ANNUAL MEETING OF STOCKHOLDERS
                                JUNE 27, 2001

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST CASH FINANCIAL SERVICES, INC. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED BELOW.

 The undersigned stockholder of First Cash Financial Services, Inc. (the "Company") hereby appoints Rick Powell and Rick L. Wessel the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of First Cash Financial Services, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of First Cash Financial Services, Inc. to be held at the First Cash Financial Services, Inc. corporate offices located at 690 East Lamar Blvd., Suite 400, Arlington, Texas on Wednesday, June 27, 2001 at 10:00 a.m., and any and all adjournments thereof, with all of the powers which the undersigned would posses if personally present, for the following purposes. Please indicate for, withhold, against, or abstain with respect to each of the following matters:

                                                       For   Against  Abstain
 1. Election of Ms. Schuchmann as director
    (the Board of Directors recommends a vote FOR)    [   ]   [   ]    [   ]

 2. Ratification of the selection of Deloitte &
    Touche LLP as independent auditors of the
    Company for the year ending December 31, 2001
    (the Board of Directors recommends a vote FOR)    [   ]   [   ]    [   ]

 3. Other Matters:
    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

 This proxy will be voted for the choice specified. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated June 4, 2001 as well as the Annual Report for the fiscal year ended December 31, 2000.

 PLEASE MARK,  SIGN  AND  DATE THIS  PROXY  AND  RETURN IT  IN  THE  ENCLOSED
 ENVELOPE.


 DATED:________________


                          _______________________________________________
                          (Signature)


                          _______________________________________________
                          (Signature if jointly held)


                          _______________________________________________
                          (Printed Name)

                          Please sign exactly as name appears on stock certificate(s). Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.